Closing Exchange Rate of June 2004 (Ch$/US$)	636,30
Closing Exchange Rate of June 2003(Ch$/US$)	699,12

Exhibit 7: Consolidated Balance Sheet

	Ch$ millions		US$ millions (1)
	YTD June 03	YTD June 04	YTD June 03	YTD June 04
ASSETS
Cash	2.780	3.092	4,0	4,9
Time deposits and marketable securities	5.725	1.505	8,2	2,4
Accounts receivable	49.791	59.706	71,2	93,8
Accounts receivable from related companies	1.615	980	2,3	1,5
Inventories	54.851	62.674	78,5	98,5
Recoverable taxes	3.253	5.618	4,7	8,8
Prepaid expenses and other current assets	25.239	10.584	36,1	16,6
Total current assets	143.254	144.159	204,9	226,6

Property, plant and equipment (net)	192.080	165.068	274,7	259,4

Investments	10.280	9.251	14,7	14,5
Goodwill (net)	31.657	25.615	45,3	40,3
Long-term receivables	603	998	0,9	1,6
Other	11.497	10.351	16,4	16,3
Total other assets	54.037	46.215	77,3	72,6

Total assets	389.371	355.443	556,9	558,6

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term bank borrowings	43.416	21.470	62,1	33,7
Current portion of long-term bank and other debt	10.063	6.645	14,4	10,4
Current portion of bonds payable	27.877	3.503	39,9	5,5
Current portion of long-term liabilities	426	943	0,6	1,5
Dividends payable	66	31	0,1	0,0
Accounts payable	10.919	11.265	15,6	17,7
Notes payable	7.060	8.536	10,1	13,4
Other payables	900	838	1,3	1,3
Notes and accounts payable to related companies	417	535	0,6	0,8
Accrued expenses	5.831	7.894	8,3	12,4
Withholdings payable	1.904	1.515	2,7	2,4
Income taxes	0	0	-	-
Deferred income	0	0	-	-
Other current liabilities	417	730	0,6	1,1
Total current liabilities	109.294	63.906	156,3	100,4

Long-term bank and other debt	76.488	85.762	109,4	134,8
Bonds payable	32.532	29.036	46,5	45,6
Accrued expenses	4.627	4.193	6,6	6,6
Total long-term liabilities	113.646	118.991	162,6	187,0

Minority interest	13.123	10.705	18,8	16,8

Common stock ( 4,259,045,163 shares authorized
and outstanding, without nominal (par value)	168.382	189.471	240,8	297,8
Share premium	22.656	33.673	32,4	52,9
Reserves	46.285	29.816	66,2	46,9
Retained earnings	(84.015)	(91.119)	(120,2)	(143,2)
Total shareholders' equity	153.308	161.841	219,3	254,3

Total liabilities and shareholders' equity	389.371	355.443	556,9	558,6

1 Exchange rate on June 2004 US$1.00 = 636,3
Exchange rate on June 2003 US$1.00 = 699,12

Última actualización 13/08/2004